UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HARRIS, MONROE
   5024 East Mesa Crest Place
   Tucson, AZ  85718
   USA
2. Issuer Name and Ticker or Trading Symbol
   SOUTHWEST WATER COMPANY
   SWWC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   8/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $0.01 par val|8/01/0|S   | |3,500             |D  |$14.05     |10,341             |D     |Joint Trust/1              |
ue                         |1     |    | |                  |   |           |                   |      |                           |
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Common Stock, $0.01 par val|      |    | |                  |   |           |750                |I     |Wife's IRA\1               |
ue                         |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Option (Right to|$2.90   |05/15|A   | |743        |A  |/1   |05/16|Common Stock|743    |       |743         |D  |            |
 Buy)                 |        |/95  |    | |           |   |     |/05  |            |       |       |            |   |            |
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Stock Option (Right to|$3.85   |02/08|A   | |1,300      |A  |/2   |02/09|Common Stock|1,300  |       |1,300       |D  |            |
 Buy)                 |        |/96  |    | |           |   |     |/06  |            |       |       |            |   |            |
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Stock Option (Right to|$5.08   |05/22|A   | |2,952      |A  |/3   |05/23|Common Stock|2,952  |       |2,952       |D  |            |
 Buy)                 |        |/97  |    | |           |   |     |/07  |            |       |       |            |   |            |
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Stock Option (Right to|$6.88   |05/28|A   | |2,952      |A  |/4   |05/29|Common Stock|2,952  |       |2,952       |D  |            |
 Buy)                 |        |/98  |    | |           |   |     |/08  |            |       |       |            |   |            |
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Stock Option (Right to|$8.00   |05/27|A   | |2,952      |A  |/5   |05/28|Common Stock|2,952  |       |2,952       |D  |            |
 Buy)                 |        |/99  |    | |           |   |     |/09  |            |       |       |            |   |            |
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Stock Option (Right to|$10.00  |05/23|A   | |6,250      |A  |/6   |05/24|Common Stock|6,250  |       |6,250       |D  |            |
 Buy)                 |        |/00  |    | |           |   |     |/07  |            |       |       |            |   |            |
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Stock Option (Right to|$13.10  |05/22|A   | |5,000      |A  |/7   |05/23|Common Stock|5,000  |       |5,000       |D  |            |
 Buy)                 |        |/01  |    | |           |   |     |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |(22,149)    |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
/1, .2, /3, /4, /5 and /6 have been adjusted for stock splits/stock dividends on 1/20/96, 1/20/97, 1/20/98, 10/20/98,
10/20/99 and
1/19/01.
/1Granted under SWWC's Stock Option Plan for Non-Employee Directors. Exercisable @ 1/5 a year beginning
05/15/96.
/2Granted Under SWWC's Stock Option Plan Exercisable @ 1/5 a year beginning 02/08/97. /3 Granted under
SWWC's Stock Option Plan for Non-Employee Directors. Exercisable @ 1/2 a year beginning 05/22/98. /4 Granted under SWWC's Stock Option Plan for Non-Employee Directors. Exercisable @ 1/2 a year beginning 05/28/99. /5
Granted under SWWC's Stock Option Plan for Non-Employee Directors. Exercisable @ 1/2 a year beginning
05/27/00. /6 Granted under SWWC's Amended & Restated Stock Option Plan for Non-Employee Directors.
Exercisable @ 1/2 a year beginning 05/23/01. /7 Granted under SWWC's Amended & Restated Stock Option Plan for Non-Employee Directors.  Exercisable @ 1/2 a year beginning
05/22/02.
SIGNATURE OF REPORTING PERSON
 /s/ Monroe Harris
DATE
 September 5, 2001